Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors and Shareholders of Olin Corporation:

We consent to incorporation by reference in the Registration Statements No. 333-101027 and No. 333-101029 on Form S-3 and Nos. 33-28593, 33-00159, 33-40346, 33-41202, 333-05097, 333-17629, 333-18619, 333-39305, 333-39303, 333-71693, 333-67411, 333-67086, 333-35818, 333-54308, 333-56690, 333-72244, 333-97759, 333-98193 and 333-88990 on Form S-8 of Olin Corporation of our report dated January 30, 2003, relating to the consolidated balance sheets of Olin Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Olin Corporation.

/s/ KPMG LLP

KPMG LLP

Stamford, CT

March 6, 2003